Exhibit 99.1

GAIN Capital to Acquire City Index and Announces Record Preliminary Third Quarter Results

- Transaction creates global leader in FX/CFD trading, with over 235,000 funded accounts, $1.2 billion in customer assets and $3.1 trillion in annual trading volume -

- Transaction adds significant scale to GAIN’s retail business -

- Results in estimated operating synergies of $45 million-$55 million within two years -

- Preliminary third quarter 2014 results include record revenues of $103 million, up 69% -

- Adjusted EBITDA* of $26.6 million, up 120%; 26% adjusted EBITDA Margin* -

- Net income of $14.7 million, or $0.32 per share, up from $5.6 million or $0.14 per share –

(*See below for reconciliation of non-GAAP financial measures)

Bedminster, N.J. October 31, 2014 -- GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN”), today announced that it has entered into a definitive agreement to acquire City Index (Holdings) Limited (“City Index”), a leading online trading firm specializing in contracts-for-difference (CFDs), forex and UK spread betting, for approximately $118 million1 , or a net purchase price of $82 million, including $36 million in cash on the company’s balance sheet.

The combination of GAIN Capital and City Index creates a global leader in online trading, operating two market-leading brands in GAIN’s FOREX.com, a top retail forex brand globally, and City Index, a premier CFD and spread bet brand.  The combined company will service 235,000 retail customers in over 180 countries with annual trading volumes of more than $3 trillion.

“The acquisition of City Index advances our growth strategy, creating scale for our retail business and accelerates the development of our innovative trading technology,” said Glenn Stevens, GAIN’s chief executive officer.  “The combination will result in a balanced mix of customer volume, with approximately 61% of retail volume coming from FX and 39% from CFD trading/UK spread betting in other asset classes such as equities, indices and commodities.  We look forward to leveraging the City Index brand in key markets and working with the team at City Index, who share our commitment to creating a superior customer experience.”

“This transaction is a landmark moment in City Index’s 30-year history as a leader in retail trading,” said Mark Preston, City Index’s Chairman and Chief Executive. “The combination of GAIN’s unrivalled leadership in global foreign exchange with City Index’s internationally-recognized CFD business creates a world-class industry leader, providing the scale and capability to deliver the ultimate trading experience to our clients around the world. The combined business will also offer greater opportunities for City Index’s management and staff to flourish in a global business.”

Founded in London in 1983 as one of UK’s first spread betting companies, City Index is today one of the world’s leading providers of CFDs, forex and UK spread betting, offering more than 10,000 products

1  The estimated total transaction value is based on the closing price of GAIN Capital common stock on October 30, 2014.  The purchase price for accounting purposes will be determined upon the closing of the acquisition and will depend on GAIN Capital’s stock price at that time.

across equity, index, FX, commodity and bond CFDs and spread bets.  City Index is majority owned by IPGL, the private holding company for the interests of Michael Spencer, Founder and Chief Executive of ICAP plc, the global markets operator.

“I am very pleased we have been able to agree to this transaction, which brings benefits for everyone,” said Michael Spencer. “I believe GAIN is an outstanding company and will be able to move City Index to the next level, by leveraging its broad array of trading products and services onto a global platform. We believe this combination will enhance GAIN’s leadership position in the FX/CFD industry by putting together two highly complementary companies to create significant value for customers and stakeholders. This is the latest example of the way that IPGL is able to invest actively in businesses over the long term to support their growth and development.”

For the 12 month period ended September 30, 2014, City Index generated $124.8 million in revenue and $10.7 million in adjusted EBITDA.  It had approximately 104,000 funded retail accounts and $344 million in customer assets as of September 30, 2014.

The combined company will have pro forma client assets of approximately $1.2 billion, and trailing twelve month revenues and adjusted EBITDA, for the period ended September 30, 2014, of $462 million and $61 million, respectively.  GAIN has identified $45 million - $55 million of fixed operating expense synergies, relative to the combined company’s trailing twelve-month expenses, and expects to begin realizing theses synergies promptly after closing with full integration achieved over the ensuing 18-24 months.  GAIN expects for this acquisition to become highly accretive over this time period and anticipates achieving accretive results by the fourth quarter following closing.

The transaction follows the successful acquisition and integration of GFT, which closed in September 2013, where GAIN Capital achieved approximately $40 million of run rate expense synergies.

City Index clients will not see any immediate impact to the customer service they receive, their account administration or how they trade. All clients will receive more detailed information about the benefits the combined company can offer them, once the acquisition is completed.

Terms of the Transaction

The purchase price will consist of $20 million in cash, $60 million of convertible notes and the issuance of approximately 5.3 million GAIN shares.  The total purchase price of $118 million represents a $28 million premium above City Index’s book value as of September 30, 2014.

In addition to the $36 million of cash on its books as of September 30, 2014, City Index also has $65 million of net operating losses which can be carried forward following the closing of the transaction.

The transaction is subject to approval by GAIN Capital stockholders, regulatory approvals and customary closing conditions. The deal is expected to close in the first quarter of 2015.

Jefferies LLC is serving as exclusive financial advisor to GAIN Capital.  KBW is serving as financial advisor to IPGL.  Davis Polk & Wardwell advised GAIN Capital on U.S. and UK legal matters.  Macfarlanes advised IPGL and City Index on UK legal matters and Kirkland & Ellis advised IPGL and City Index on U.S. legal matters.

City Index Acquisition Conference Call

GAIN will host a conference call today, Friday, October 31, 2014 at 8.00 a.m. ET.  Participants may access the live call by dialing + 1-866-652-5200 (U.S. domestic), or + 1-412-317-6060 (international).

A live audio webcast of the call and a copy of the accompanying presentation will also be available on the Investor Relations section of the GAIN website (http://ir.gaincapital.com).  A PDF copy of the earnings presentation will also be available on the Investor Relations website.

An audio replay will be made available for one month starting approximately two hours after the call by dialing + 1-877-344-7529 in the U.S. or + 1-412-317-0088 from abroad, and entering passcode 10055502#

Preliminary Third Quarter Results

GAIN Capital also announced today preliminary results for the third quarter ended September 30, 2014. Net revenues for the third quarter ended September 30, 2014 were a record $102.8 million, an increase of 69% from $60.8 million from a year earlier. Adjusted EBITDA for the period was $26.6 million, an increase of 120% from $12.1 million from a year earlier.  Net income was $14.7 million, or $0.32 per diluted share, up 163% from $5.6 million, or $0.14 per diluted share a year earlier.  Cash earnings per share, which reflect earnings per share less the impact of depreciation and amortization, purchased intangible amortization and non-cash interest was $0.40 per diluted share, an increase of 124% from a year earlier.  The Company will review its full third quarter results on Thursday November 6, 2014 during a conference call scheduled for 8:00 a.m.   Details for the conference call with be forthcoming.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com

About City Index

City Index (Holdings) Ltd. is a global provider of retail trading services including spread betting (UK only), CFDs and margin forex. Established in 1983, the firm trades primarily under the City Index, Finspreads, FX Solutions and IFX Markets brands with core markets in the UK, Middle East and the Asia Pacific.
For further company information, visit www.cityindex.co.uk

Investor Relations Contact

Hugh Collins and Lynn Morgen

MBS Value Partners

+1 212.750.5800

gain@mbsvalue.com

Media Contact

For U.S. media inquiries:

Samantha Nelson, Edelman New York for GAIN Capital

+1 212.704.4589

pr@gaincapital.com

For U.K. media inquiries:

Rosie Morris, Edelman London for GAIN Capital

+44 (0)203 047 2424

gain@edelman.com

Neil Bennett or Andy Donald, Maitland for IPGL and City Index

+44 (0) 20 7379 5151

nbennett@maitland.co.uk  | adonald@maitland.co.uk

(*) Reconciliation of Net Income to Cash Net Income and Cash EPS

Cash net income is a non-GAAP financial measure and represents our net income excluding depreciation and amortization, purchased intangible amortization and non-cash interest expense. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of cash net income assists investors in evaluating our operating performance. However, because cash net income is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

Reconciliation of GAAP Net Income to Cash Net Income and Cash EPS

In thousands, except per share data

(unaudited)

	Three Months Ended
	September 30,
	2014	2013
Net income	$14.7	$5.6
Add Back; net of tax:
Depreciation & Amortization	1.5	1.2
Purchased Intangible Amortization	1.5	0.3
Non-cash Interest Expense	0.4	—
Cash net income	18.1	7.1

Basic	$0.42	$0.20
Diluted	$0.40	$0.18
Weighted averages common shares outstanding used
in computing earnings per common share:
Basic	41,038,782	36,062,659
Diluted	43,523,862	39,730,857

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation and amortization, restructuring, acquisition and integration-related expenses, impairment on investment and gain on extinguishment of debt. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted EBITDA assists investors in evaluating our operating performance. However, because adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

Adjusted EBITDA Margin is adjusted EBITDA over net revenue.

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted EBITDA Margin (GAIN)

In millions

(unaudited)

	Three Months Ended		Trailing 12 Months
	September 30,		September 30
	2014	2013	2014
Net revenue	$102.8	$60.8	$337.3
Net income	14.7	5.6	17.7
Net income margin %	14%	9%	5%

Net income	$14.7	$5.6	$17.7
Depreciation and amortization	2.0	1.9	8.6
Purchased intangible amortization	2.0	0.5	5.8
Interest expense	1.5	0.2	5.5
Income tax expense	5.1	3.0	7.0
Acquisition & integration costs	0.9	0.5	3.9
Restructuring	0.4	0.4	2.2
Adjusted EBITDA	26.6	12.1	50.7
Adjusted EBITDA Margin	26%	20%	15%

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted EBITDA Margin (City Index)

In millions

(unaudited)

Trailing 12 Months
September 30
2014
Net revenue	$124.8

Net income	$(17.0)
Depreciation & amortization	24.4
One-time expenses	3.3
Adjusted EBITDA	10.7

Pro Forma Amounts

All pro forma amounts represent the combination of GAIN and City Index via simple addition.

Forward Looking Statements

The forward-looking statements contained herein include, without limitation, statements relating to GAIN Capital’s and/or City Index (Holdings) Limited (“City Index”) expectations regarding the opportunities and strengths of the combined company created by the proposed business combination, anticipated cost and revenue synergies, the strategic rationale for the proposed business combination, including expectations regarding product offerings, growth opportunities, value creation, and financial strength, and the timing of the closing.  All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that GAIN Capital or City Index will realize these expectations or that these beliefs will prove correct.  In addition, a variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital’s annual report on Form 10-K, as filed with the Securities and Exchange Commission on March 17, 2014, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, including changes in regulation of the futures companies, errors or malfunctions in GAIN Capital’s systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete in the futures industry, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs.  The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.